UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 11, 2013

FURNITURE BRANDS INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-00091	43-0337683
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 N. Brentwood, St. Louis, Missouri		63105
(Address of principal executive offices)		(zip code)

(314) 863-1100
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
As previously disclosed in a Current Report on Form 8-K filed by Furniture Brands International, Inc. (the “Company”) with the Securities and Exchange Commission on September 10, 2013 (the “Original 8-K”), on September 9, 2013 (the “Petition Date”), the Company and its direct and indirect domestic subsidiaries (collectively with the Company, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking relief under Chapter 11 of Title 11 of the United States Code. The Chapter 11 cases are being administered under the caption “In re Furniture Brands International, Inc., et al.”, Case No. 13-12329 (the “Chapter 11 Cases”).
In addition, as previously disclosed in the Original 8-K, (i) in connection with the Chapter 11 Cases, on the Petition Date, the Debtors filed a motion seeking Bankruptcy Court approval of debtor-in-possession financing on the terms set forth in that certain Senior Secured Super-Priority Debtor-in-Possession Credit Agreement (the “DIP Financing Agreement”), by and among the Company, Broyhill Furniture Industries, Inc., HDM Furniture Industries, Inc., Lane Furniture Industries, Inc., Maitland-Smith Furniture Industries, Inc. and Thomasville Furniture Industries, Inc., as borrowers (collectively, the “Borrowers”), OCM FB Holdings CTB, Ltd., as lender (“Oaktree”), and such other lenders from time to time party thereto and NexBank, SSB, as agent, and (ii) the DIP Financing Agreement provides for senior secured superpriority debtor-in-possession financing facilities (the “DIP Financing”) in an aggregate amount of up to $140 million, consisting of (i) a $90 million term loan commitment with a single term loan advance that would be used to pay fees and expenses and refinance all outstanding obligations under the Prepetition Credit Agreement (as defined below) and concurrently therewith, the Prepetition Credit Agreement will be terminated, and (ii) a $50 million revolving commitment, with $25 million of such revolving commitment available on the closing date of the DIP Financing.
Pursuant to an Order of the Bankruptcy Court, dated September 11, 2013, the Borrowers were authorized to enter into and immediately draw upon the DIP Financing Agreement on an interim basis. On such date, the parties also agreed to amend certain terms of the DIP Financing Agreement including the following: (i) a reduction in the interest rate for borrowings under the DIP Financing from 6.5% to 3.0%, all of which shall be payable in kind; (ii) a reduction in the amount of fees payable on account of the DIP Financing; (iii) the removal of certain cross-defaults; and (iv) the elimination of the obligation to make certain interest payments in cash on account of prepetition secured indebtedness and instead permitting such interest to paid entirely in kind. The remaining portion of the revolving commitment ($25 million) shall become available upon entry of the final order of the Bankruptcy Court approving the DIP Financing.
The proceeds of the DIP Financing will be used by the Company for (i) refinancing all outstanding obligations under the Credit Agreement, dated September 25, 2012, as amended (the “Prepetition Credit Agreement”), by and among the Company, Broyhill Furniture Industries, Inc., HDM Furniture Industries, Inc., Lane Furniture Industries, Inc., Maitland-Smith Furniture Industries, Inc. and Thomasville Furniture Industries, Inc., the other Credit Parties named therein, the lenders party thereto, General Electric Capital Corporation, as administrative agent, and General Electric Capital Corporation, Bank of America, N.A. and Wells Fargo Bank, National Association, as co-collateral agents (“Prepetition Credit Agreement”), (ii) ongoing debtor-in-possession working capital purposes as approved in a budget acceptable to Oaktree (the “Budget”), (iii) the payment of fees and expenses in connection with the transactions related thereto and (iv) general corporate purposes as approved in the Budget.

The maturity date of the loans made under the DIP Financing is the earliest to occur of: (i) the date of the closing of the Bankruptcy Sale (as such term is defined in the DIP Financing Agreement), (ii) 150 days from the Petition Date and (iii) the occurrence of an event of default under the DIP Financing Agreement.

Pursuant to the terms of the DIP Financing Agreement, the domestic subsidiaries of the Borrowers (the “Guarantors,” and, together with the Borrowers, the “Credit Parties”) will guarantee the obligations of the Borrowers under the DIP Financing. Subject to certain exceptions, the DIP Financing will be secured by a first priority perfected priming security interest in all of the assets of each Credit Party. The security interests and liens are subject only to certain carve-outs and certain permitted liens, as set forth in the DIP Financing Agreement.
The DIP Financing is subject to certain customary covenants and events of default as set forth in the DIP Financing Agreement.
The foregoing description of the DIP Financing Agreement does not purport to be complete and is qualified in its entirety by reference to the DIP Financing Agreement filed with the Bankruptcy Court, as the same may be further amended or modified.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above in Item 1.01 of this Current Report on Form 8-K (this “Form 8-K”) regarding the DIP Financing is incorporated herein by reference.
Item 7.01    Regulation FD Disclosure.
Additional information on the Chapter 11 Cases, including access to documents filed with the Bankruptcy Court and other general information about the Chapter 11 Cases, is available at http://dm.epiq11.com/FBN.
The information in Item 7.01 of this Form 8-K is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information in Item 7.01 of this Form 8-K shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any incorporation by reference language in any such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    September 17, 2013

Furniture Brands International, Inc.
(Registrant)

By:	/s/ Meredith M. Graham
Name:	Meredith M. Graham
Title:	Chief Administrative Officer, General Counsel & Corporate Secretary